Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622

BIG LOTS REPORTS RECORD THIRD QUARTER ADJUSTED EPS OF $0.27 PER DILUTED SHARE

COMPANY INCREASES ANNUAL EPS AND CASH FLOW GUIDANCE

COMPANY ANNOUNCES $150 MILLION SHARE REPURCHASE PROGRAM

Columbus, Ohio – December 4, 2009 – Big Lots, Inc. (NYSE: BIG) is reporting third quarter fiscal 2009 income from continuing operations of $30.3 million, or $0.37 per diluted share.  Excluding a net gain on sale of real estate of $8.2 million, or $0.10 per diluted share, discussed later in this release, adjusted (non-GAAP) income from continuing operations totaled $22.1 million, or $0.27 per diluted share, compared to $12.4 million, or $0.15 per diluted share, in the third quarter of fiscal 2008.

For the year to date period ended October 31, 2009, income from continuing operations totaled $95.2 million, or $1.15 per diluted share.  On an adjusted (non-GAAP) basis, income from continuing operations totaled $87.0 million, or $1.05 per diluted share, compared to $73.0 million, or $0.89 per diluted share, for the same period in fiscal 2008.

THIRD QUARTER HIGHLIGHTS

•	Record income from continuing operations (on an adjusted non-GAAP basis) of $0.27 per diluted share versus income from continuing operations of $0.15 per diluted share last year
•	Record EPS from continuing operations for the 12th consecutive quarter
•	Operating profit dollars (on an adjusted non-GAAP basis) increased 72% compared to the third quarter of 2008 as operating profit rate increased 130 basis points

Third Quarter Results

Net sales for the third quarter of fiscal 2009 increased 1.3% to $1,035.3 million, compared to $1,021.6 million for the same period in fiscal 2008.  Comparable store sales for stores open at least two years at the beginning of the fiscal year decreased 0.2% for the quarter.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Operating profit (adjusted non-GAAP basis) for the third quarter of fiscal 2009 was $34.6 million, or 3.3% of sales, compared to last year’s operating profit of $20.1 million, or 2.0% of sales.  The 72% improvement in operating profit dollars was the result of improvement in our gross margin rate and lower overall expense dollars compared to last year.  Our gross margin rate for the quarter increased 60 basis points compared to last year due to improved initial markup, lower inbound freight expense, and the favorable resolution of an import duty contingency related to a prior year.  As expected, total expense dollars and expenses as a percent of sales were down to last year due to certain efficiencies in distribution and transportation, lower advertising expenses, lower store payroll costs, and lower depreciation expense, partially offset by higher occupancy costs related to net new store growth in 2009 and a favorable early lease termination buyout recognized in 2008.

For the third quarter of fiscal 2009, net interest expense was $0.5 million compared to net interest expense of $1.6 million last year with the improvement directly attributed to the overall cash flow of the business in the last 12 months.  The effective income tax rate (adjusted non-GAAP basis) for the third quarter of fiscal 2009 was 35.2% compared to 33.2% last year, which benefited from favorable settlement activity spread over a smaller pretax income base.

Inventory and Cash Management

Inventory ended the third quarter of fiscal 2009 at $918 million compared to $958 million last year.  The 4% decline in overall inventory reflected a 4% decrease in average store inventory as store count at the end of the quarter was fairly similar to last year.  We ended the third quarter of fiscal 2009 with borrowings of $1 million under our credit facility compared to $269 million of borrowings under our credit facility as of the end of the third quarter of fiscal 2008.  The debt reduction was attributable to cash generated by our business over the last 12 months.

Gain on Sale of Real Estate

In September 2006, to avoid litigation and under threat of eminent domain, we sold a company-owned and operated store in California for a gain.  As part of the sale, we entered into a lease which permitted us to continue to occupy and operate the store through January 2009 in exchange for rent of $1 per year plus the taxes, insurance, and common area maintenance.  Subsequently, this lease was modified to allow us to occupy this space through September 2009 under substantially the same terms.  Because of the favorable lease terms, we deferred recognition of the gain until we no longer held a continuing involvement with this property.  In September 2009, after attempts to further extend the lease term were unsuccessful, we closed the store, ending our continuing involvement with this property, and recognized the pretax gain on sale of real estate of $13.0 million ($8.2 million net of tax, or $0.10 per diluted share), during the third quarter of fiscal 2009.  We believe the completion of this transaction is not directly related to our ongoing operations.  Therefore, we have provided a complementary schedule entitled “Big Lots, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures” that excludes this item.  We believe that these non-GAAP financial measures should facilitate analysis by investors and others who follow our financial performance.

Discontinued Operations

As discussed in our Form 10-K filed with the SEC on April 1, 2009, activity related to KB Toys, our former division, as well as the operating results and costs associated with 130 stores closed in January 2006 are classified as discontinued operations.  Results from discontinued operations for the third quarter of fiscal 2009 totaled income of $0.1 million compared to a net loss from discontinued operations of $0.1 million for the third quarter of fiscal 2008.   For the year-to-date period ended October 31, 2009, results from discontinued operations totaled a net loss of $0.2 million compared to a net loss from discontinued operations of $0.2 million for the same period in fiscal 2008.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

2009 OUTLOOK (Adjusted non-GAAP basis)

•
Increasing Q4 guidance for income from continuing operations to $1.09 to $1.14 per diluted share, a 9% to 14% increase compared to income from continuing operations of $1.00 per diluted share for the same period last year.

•
Increasing fiscal 2009 annual guidance for income from continuing operations to $2.15 to $2.20 per diluted share, a 14% to 16% increase compared to income from continuing operations of $1.89 per diluted share last year.

•	Estimating fiscal year 2009 operating profit rate to be in the range of 6.2% to 6.4%
•	Increasing Cash Flow (defined as operating activities less capital expenditures) guidance for fiscal 2009 to a range of $210 to $215 million versus Cash Flow of $123 million for fiscal 2008

For the fourth quarter of fiscal 2009, we anticipate comparable store sales will increase in a range of 1.5% to 2.5%.  At this level of comp sales performance, we expect our gross margin rate will be up to last year and expenses as a percent of sales will be down slightly to last year.  Given these assumptions, we raised our earnings expectations for the fourth quarter to be in a range of $1.09 to $1.14 per diluted share, compared to our prior guidance which called for $0.99 to $1.04 per diluted share.  Income from continuing operations for the fourth quarter of fiscal 2008 was $1.00 per diluted share.

Based on the strength of our third quarter operating results and an increase to our fourth quarter expectations, we raised our fiscal 2009 guidance for income from continuing operations (on a non-GAAP basis) to be in a range of $2.15 to $2.20 per diluted share, compared to prior guidance of $1.92 to $2.02 per diluted share, and compared to $1.89 per diluted share for fiscal 2008.  Our annual guidance on an adjusted non-GAAP basis excludes the $13.0 million gain ($8.2 million net of tax, or $0.10 per diluted share) recognized in the third fiscal quarter of 2009.

Additionally, we are raising our annual cash flow guidance to a range of $210 to $215 million compared to prior guidance which called for approximately $155 million.  The $55 million to $60 million increase to prior guidance reflects higher earnings expectations, lower inventory levels per store, and improved accounts payable leverage.

Additionally, we have opened 52 new stores this year compared to our prior estimate of 50 new stores, and expect to close a total of only 30 locations this year, down from our prior estimate of 40 store closings.  Based on these assumptions, we will be operating 1,361 stores as of the end of fiscal 2009, a 2% increase in store count compared to the end of fiscal 2008.

BOARD OF DIRECTORS AUTHORIZES $150 MILLION SHARE REPURCHASE PROGRAM

We are also announcing that our Board of Directors authorized a new repurchase program providing for the repurchase of up to $150 million of the Company’s common shares.  The program commences immediately and will continue until exhausted.  We expect the purchases to be made from time to time in the open market and/or in privately negotiated transactions at our discretion, subject to market conditions and other factors.  Common shares acquired through the repurchase program will be available to meet obligations under equity compensation plans and for general corporate purposes.  The Board believes that the size of the new repurchase program fits well within the Company’s capital structure and the cash flow expected to be generated in fiscal 2009.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Conference Call/Webcast

We will host a conference call today at 8:00 a.m. to discuss our financial results for the third quarter and provide commentary on our outlook for fiscal 2009.  We invite you to listen to the webcast of the conference call through the Investor Relations section of our website (www.biglots.com).

An archive of the call will be available through the Investor Relations section of our website (www.biglots.com) beginning two hours after the call ends and will remain available through midnight on Friday, December 18.  A replay of the call will be available beginning December 4 at noon through December 18 at midnight by dialing: 1.888.203.1112 (United States and Canada) or 1.719.457.0820 (International). All times are Eastern Time.  The PIN number is 7835547.

Big Lots is the nation’s largest broadline closeout retailer.  As of the end of the third quarter of fiscal 2009 (October 31, 2009), we operated 1,368 BIG LOTS stores in 47 states. We also sell merchandise via our wholesale operations which are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, and WISCONSIN TOY.  Our website is located at www.biglots.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, the current economic and credit crisis, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	OCTOBER 31,	NOVEMBER 1,
	2009	2008
	(Unaudited)	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$45,907	$39,236
Inventories	918,205	957,979
Deferred income taxes	47,433	57,899
Other current assets	80,043	68,202
Total current assets	1,091,588	1,123,316

Property and equipment - net	497,923	494,369

Deferred income taxes	37,880	45,964
Other assets	27,111	19,374

	$1,654,502	$1,683,023

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities under bank credit facilities	$0	$269,100
Accounts payable	423,520	385,761
Property, payroll and other taxes	74,485	72,143
Accrued operating expenses	52,225	48,790
Insurance reserves	40,620	36,204
KB bankruptcy lease obligation	3,680	0
Accrued salaries and wages	39,902	37,450
Income taxes payable	1,191	724
Total current liabilities	635,623	850,172

Long-term bank obligations under bank credit facility	1,000	0

Deferred rent	32,299	28,545
Insurance reserves	45,240	44,899
Unrecognized tax benefits	26,430	25,510
Other liabilities	30,946	32,490

Shareholders' equity	882,964	701,407
	$1,654,502	$1,683,023

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	OCTOBER 31, 2009		NOVEMBER 1, 2008
		%		%
	(Unaudited)		(Unaudited)

Net sales	$1,035,269	100.0	$1,021,580	100.0
Gross margin	417,991	40.4	406,262	39.8
Selling and administrative expenses	365,194	35.3	366,505	35.9
Depreciation expense	18,184	1.8	19,632	1.9
Gain on sale of real estate	(12,964)	(1.3)	0	0.0
Operating profit	47,577	4.6	20,125	2.0
Interest expense	(507)	(0.0)	(1,635)	(0.2)
Interest and investment income	14	0.0	10	0.0
Income from continuing operations before income taxes	47,084	4.5	18,500	1.8
Income tax expense	16,828	1.6	6,142	0.6
Income from continuing operations	30,256	2.9	12,358	1.2
Income (loss) from discontinued operations, net of tax expense (benefit) of $48 and $(64), respectively	73	0.0	(110)	(0.0)
Net income	$30,329	2.9	$12,248	1.2

Earnings per common share - basic (a)
Continuing operations	$0.37		$0.15
Discontinued operations	0.00		0.00
Net income	$0.37		$0.15

Earnings per common share - diluted (a)
Continuing operations	$0.37		$0.15
Discontinued operations	0.00		0.00
Net income	$0.37		$0.15

Weighted average common shares outstanding
Basic	81,674		81,255
Dilutive effect of share-based awards	1,059		1,129
Diluted	82,733		82,384

(a)
The earnings per share for Continuing Operations, Discontinued Operations and Net Income are separately calculated in accordance with accounting pronouncements; therefore, the sum of earnings per share for Continuing Operations and Discontinued Operations may differ, due to rounding, from the calculated earnings per share of Net Income.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	39 WEEKS ENDED		39 WEEKS ENDED
	OCTOBER 31, 2009		NOVEMBER 1, 2008
		%		%
	(Unaudited)		(Unaudited)

Net sales	$3,263,492	100.0	$3,278,358	100.0
Gross margin	1,314,554	40.3	1,304,857	39.8
Selling and administrative expenses	1,115,657	34.2	1,124,246	34.3
Depreciation expense	56,348	1.7	58,868	1.8
Gain on sale of real estate	(12,964)	(0.4)	0	0.0
Operating profit	155,513	4.8	121,743	3.7
Interest expense	(1,334)	(0.0)	(4,153)	(0.1)
Interest and investment income	39	0.0	36	0.0
Income from continuing operations before income taxes	154,218	4.7	117,626	3.6
Income tax expense	59,036	1.8	44,635	1.4
Income from continuing operations	95,182	2.9	72,991	2.2
Loss from discontinued operations, net of tax benefit of $115 and $123, respectively	(179)	(0.0)	(209)	(0.0)
Net income	$95,003	2.9	$72,782	2.2

Earnings per common share - basic (a)
Continuing operations	$1.17		$0.90
Discontinued operations	0.00		0.00
Net income	$1.16		$0.90

Earnings per common share - diluted (a)
Continuing operations	$1.15		$0.89
Discontinued operations	0.00		0.00
Net income	$1.15		$0.89

Weighted average common shares outstanding
Basic	81,568		81,043
Dilutive effect of share-based awards	924		1,064
Diluted	82,492		82,107

(a)
The earnings per share for Continuing Operations, Discontinued Operations and Net Income are separately calculated in accordance with accounting pronouncements; therefore, the sum of earnings per share for Continuing Operations and Discontinued Operations may differ, due to rounding, from the calculated earnings per share of Net Income.

BIG LOTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousand s, except per shar e data)
(Unaudited)

The following table reconciles operating profit, operating profit rate, income tax expense, effective income tax rate, income from continuing operations, net income, diluted earnings per share from continuing operations, and diluted earnings per share for the third quarter of 2009 and year-to-date 2009 (GAAP financial measures) to adjusted operating profit, adjusted operating profit rate, adjusted income tax expense, adjusted effective income tax rate, adjusted income from continuing operations, adjusted net income, adjusted diluted earnings per share from continuing operations, and adjusted diluted earnings per share (non-GAAP financial measures).

Third quarter of 2009 - Thirteen weeks ended October 31, 2009

	As reported	Adjustment to exclude gain on sale of real estate	As Adjusted (non-GAAP)
Operating profit	$47,577	$12,964	$34,613
Operating profit rate	4.6%	1.3%	3.3%
Income tax expense	16,828	4,801	12,027
Effective income tax rate	35.7%	0.5%	35.2%
Income from continuing operations	30,256	8,163	22,093
Net Income	30,329	8,163	22,166
Diluted earnings per share from continuing operations	$0.37	$0.10	$0.27
Diluted earnings per share	$0.37	$0.10	$0.27

Year-to-Date 2009 - Thirty-nine weeks ended October 31, 2009

	As reported	Adjustment to exclude gain on sale of real estate	As Adjusted (non-GAAP)
Operating profit	$155,513	$12,964	$142,549
Operating profit rate	4.8%	0.4%	4.4%
Income tax expense	59,036	4,801	54,235
Effective income tax rate	38.3%	-0.1%	38.4%
Income from continuing operations	95,182	8,163	87,019
Net Income	95,003	8,163	86,840
Diluted earnings per share from continuing operations	$1.15	$0.10	$1.05
Diluted earnings per share	$1.15	$0.10	$1.05

The adjusted operating profit, adjusted operating profit rate, adjusted income tax expense, adjusted effective income tax rate, adjusted income from continuing operations, adjusted net income, adjusted diluted earnings per share from continuing operations, and adjusted diluted earnings per share are “non-GAAP financial measures” as that term is defined by Rule 101 of Regulation G (17 CFR Part 244) and Item 10 of Regulation S-K (17 CFR Part 229). These non-GAAP financial measures exclude from the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) a pretax gain on the sale of real estate of $12,964 ($8,163, net of tax).

Our management believes that the disclosure of these non-GAAP financial measures provides useful information to investors because the non-GAAP financial measures present an alternative and more relevant method for measuring our operating performance, excluding special items included in the most directly comparable GAAP financial measures, that management believes is more indicative of our on-going operating results and financial condition. Our management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating our operating performance.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED
	October 31, 2009	November 1, 2008
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(31,262)	$(106,120)

Net cash used in investing activities	(22,483)	(22,579)

Net cash provided by financing activities	1,377	124,414

Decrease in cash and cash equivalents	(52,368)	(4,285)
Cash and cash equivalents:
Beginning of period	98,275	43,521
End of period	$45,907	$39,236

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	39 WEEKS ENDED	39 WEEKS ENDED
	October 31, 2009	November 1, 2008
Net cash provided by (used in) operating activities	$139,938	$(5,521)

Net cash used in investing activities	(61,140)	(75,101)

Net cash (used in) provided by financing activities	(67,664)	82,727

Increase in cash and cash equivalents	11,134	2,105
Cash and cash equivalents:
Beginning of period	34,773	37,131
End of period	$45,907	$39,236